CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



         As the independent registered public accounting firm, we hereby consent to the use of our report, dated July 19, 2005 for Tax Exempt Proceeds Fund, Inc., (the "Fund") and to all references to our firm included in or made a part of this Post Effective Amendment No. 20 under the Securities Act of 1933 and Post Effective Amendment No. 22 under the Investment Company Act of 1940 to Tax Exempt Proceeds, Inc.'s Registration Statement on Form N1-A, including the reference to our firm under the heading "Financial Statements" in the Statement of Additional Information of the Fund.






New York, New York                                  /s/Sanville & Company
October 25, 2005                                    Certified Public Accountants